Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of IEG Holdings Corporation of our report dated February 18, 2016, except for Note 14, as to which the date is November 28, 2016 with respect to the consolidated financial statements of IEG Holdings Corporation as of December 31, 2015 and 2014, and for each of the two years in the period ended December 31, 2015. Our report relating to the consolidated financial statements for the years ended December 31, 2015 and 2014 contains an explanatory paragraph regarding IEG Holdings Corporation’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Rose, Snyder & Jacobs LLP

Encino, California
January 13, 2017